Exhibit 18.1

October 24, 2008

Encore Capital Group, Inc.

8875 Aero Drive, Suite 200

San Diego, CA 92123

Ladies and Gentlemen:

As stated in Note 1 to the condensed consolidated financial statements of Encore Capital Group, Inc. (the “Company”) for the three and nine month periods ended September 30, 2008 and 2007, the Company changed the presentation of its statements of cash flows from the direct method to the indirect method and states that the change in presentation method of its statements of cash flows is preferable in the circumstances in order to conform to comparable industry presentations. At your request, we have reviewed and discussed with you the circumstances and the business judgment and planning that formulated your basis to make this change in method of presentation of the statements of cash flows.

It should be understood that criteria established by the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 95, Statement of Cash Flows, allows for presentation under either direct or indirect methods. Although this standard encourages a company to present its statement of cash flows using the direct method, the American Institute of Certified Public Accountants has not established the standards by which an auditor can evaluate the preferability of one accounting principle among a series of alternatives. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, we concur with management’s judgment that the change in presentation of the statements of cash flows using the indirect method as described in Note 1 is preferable in the circumstances. In formulating this position, we are relying on management’s business planning and judgment, which we do not find to be unreasonable. Because we have not audited any financial statements of Encore Capital Group, Inc. for any period subsequent to December 31, 2007, we express no opinion on the condensed consolidated financial statements for the three and nine month periods ended September 30, 2008 and 2007.

Very truly yours,

BDO Seidman, LLP